Exhibit 5.1

Watson, Farley & Williams (New York) LLP

1133 Avenue of the Americas

New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512

December 19, 2011

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P. (the “Partnership”) in connection with the Partnership’s registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 7,112,974 common units (the “Units”) representing limited partnership interests that may be sold by or on behalf of certain selling securityholders of the Partnership listed on Schedule I hereto (the “Selling Securityholders”) or their donees, pledgees, transferees or other successors-in-interest. The Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a purchase agreement dated November 9, 2011 (the “Purchase Agreement”) among the Partnership and the Selling Securityholders. The number of Units being offered pursuant to the Registration Statement by each Selling Securityholder is listed on Schedule I hereto.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the First Amended and Restated Agreement of Limited Partnership of the Partnership;

(ii)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(iii)	the Purchase Agreement;

(iv)	the registration rights agreement dated November 25, 2011 among the Partnership and the Selling Securityholders; and

(v)	certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Teekay Offshore GP L.L.C., as we have deemed necessary.

London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay Offshore Partners L.P. December 19, 2011	Page 2

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (e) the completeness of each document submitted to us and (f) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP

Exhibit I

List of Selling Securityholders

Name	Number of Units Purchased
1. Kayne Anderson MLP Investment Company	1,569,038
2. Kayne Anderson Energy Total Return Fund, Inc.	418,410
3. Kayne Anderson Midstream/Energy Fund, Inc.	209,205
4. Kayne Anderson Energy Development Company	104,603
5. KA First Reserve, LLC	1,673,640
6. Kayne Anderson MLP Fund, LP	523,013
7. Kayne Anderson Capital Income Partners (QP), LP	104,603
8. Kayne Anderson Non-Traditional Investments, LP	104,603
9. Kayne Anderson Midstream Institutional Fund, LP	104,603
10. Tortoise North American Energy Corporation	53,975
11. Tortoise Pipeline and Energy Fund, Inc.	155,230
12. Fiduciary/Claymore MLP Opportunity Fund	379,209
13. FAMCO MLP & Energy Income Fund	13,508
14. Nuveen Energy MLP Total Return Fund	159,335
15. FAMCO MLP & Energy Infrastructure Fund	10,905
16. MLP & Strategic Equity Fund Inc.	280,469
17. Teachers’ Retirement System of Oklahoma	202,599
18. ClearBridge Energy MLP Fund Inc.	732,218
19. Salient MLP & Energy Infrastructure Fund	104,603
20. Salient MLP Fund, LP	167,364
21. H-E-B Brand Savings and Retirement Plan Trust	41,841